UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No.  )

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STEC, INC.
(Name of Registrant as Specified in Its Charter)

BALCH HILL PARTNERS, L.P.
BALCH HILL CAPITAL, LLC
SIMON J. MICHAEL
POTOMAC CAPITAL PARTNERS L.P.
POTOMAC CAPITAL MANAGEMENT, L.L.C.
POTOMAC CAPITAL PARTNERS II, L.P.
POTOMAC CAPITAL MANAGEMENT II, L.L.C.
POTOMAC CAPITAL PARTNERS III, L.P.
POTOMAC CAPITAL MANAGEMENT III, L.L.C.
PAUL J. SOLIT
ERIC SINGER
MARTIN COLOMBATTO
ADAM LEVENTHAL
CLARK MASTERS
MARK SCHWARTZ
DILIP SINGH
BERNARD XAVIER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Balch Hill Partners, L.P. (“Balch Hill”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of shareholders of STEC, Inc.

Item 1:  On May 1, 2013, Balch Hill issued the following press release:

FOR IMMEDIATE RELEASE

BALCH HILL PARTNERS DELIVERS OPEN LETTER TO THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE OF STEC, INC.

Urges Committee Not to Renominate Manouch or Mark Moshayedi to STEC’s Board in Light of the SEC Action Against Manouch Moshayedi for Insider Trading

Believes SEC’s Recent Action Seeking to Amend Its Complaint to Provide Additional Factual Support for Pending Claims Is Concerning

SAN FRANCISCO, CA, May 1, 2013 - Balch Hill Partners, L.P., a Delaware limited partnership, together with the other participants named below, with approximately 9.8% of the outstanding common stock of STEC, Inc., a California corporation (the “Company”), announced today that it has delivered an open letter to the Company’s Nominating and Corporate Governance Committee.

The full text of the letter is included below:

An Open Letter to the Nominating and Corporate Governance Committee of sTec, Inc.

Matthew Witte, Chair – Founding Partner, Marwit Capital, LLC
Rajat Bahri – CFO, Trimble Navigation Limited
F. Michael Ball – CEO, Hospira, Inc.
Kevin Daly – CEO MAXxess Systems, Inc.

We Urge the Nominating Committee Not to Renominate Manouch or Mark Moshayedi to sTec’s Board in Light of the SEC Action Against Manouch Moshayedi for Insider Trading

SEC’s Recent Action Seeking to Amend Its Complaint to Provide Additional Factual Support for Pending Claims Is Concerning

May 1, 2013

Dear Mr. Witte,

With the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) now scheduled for June 25, 2013, we assume that the Nominating and Corporate Governance Committee (the “Nominating Committee”) of sTec, Inc. (the “Company”) is currently considering its slate of directors to be nominated for election at the Annual Meeting.  We believe a director’s primary responsibility is safeguarding stockholder interests.  We do not believe that it would be in the best interests of stockholders, for the Company to renominate individuals to the Company’s board of directors (the “Board”) who have a cloud of uncertainty over them.

We are concerned that the insider trading charges brought by the SEC against Manouch Moshayedi represent a significant cloud over not just Manouch Moshayedi but also over his brother, Mark Moshayedi, who has not been charged, but who has been investigated by the SEC, who served as Chief Operating Officer for the Company during the events in question, and who sold stock alongside Manouch Moshayedi.

The SEC’s action against Manouch Moshayedi is ongoing and we believe that the cloud of uncertainty over Mr. Moshayedi may worsen over time.  For example, we understand that the SEC is seeking to amend its complaint against Manouch Moshayedi to “…supplement its claim that Moshayedi made false statements.”   In connection with its motion seeking to amend its complaint, the SEC alleges that Mr. Moshayedi claimed on November 3, 2009 not to know the sell-through demand for product by the Company’s largest customer in the third and fourth quarters of 2009, when in fact he was in possession of detailed information about that demand, and that demand was very low.  Further, the SEC alleges that when that low level of demand became understood by investors on February 23, 2010, the Company’s stock declined significantly.

Though, again, Mark Moshayedi has not been charged, we are also concerned that these new allegations against Manouch Moshayedi raise questions about Mark Moshayedi’s suitability as a nominee.  Once the Company understood it had a substantial issue with their largest customer, shouldn’t Mark Moshayedi, as Chief Operating Officer, have been deeply involved in pushing for an understanding of that customer’s true demand?

It remains for the courts to resolve the allegations, and we fully appreciate that Mark Moshayedi has not been charged and no finding has been made with respect to Manouch Moshayedi.  However, we believe the action against Manouch Moshayedi, and the ongoing discovery and litigation, represents a cloud over Manouch Moshayedi, and also over Mark Moshayedi because of his position at the Company during the events in question.

In addition, the Company’s financial performance has deteriorated dramatically over the past two years.  Revenues for the current quarter have been guided to approximately 23% of revenues from two years ago, from $94.9 million in the quarter ending March 31, 2011 to the Company’s projected revenues of $22 million at the midpoint of the guidance for the quarter ending March 31, 2013.  We estimate that the Company will burn well in excess of $19 million in cash during the first quarter of 2013, based on the Company’s earnings guidance of a Non-GAAP loss of $0.40 to $0.42 per share, and based on the assumption that cash burn is at least equal to the Non-GAAP operating loss.

We urge the Nominating Committee to consider these factors in selecting nominees for the upcoming election at the Annual Meeting.  We trust that the Nominating Committee has fully exercised its power in this difficult time to understand the implications of the events in question.  In particular, the Committee’s charter states:

In discharging its role, the Committee is empowered to investigate any matter brought to its attention with all requisite access to books, records, facilities and personnel of the Company and with access to the Company’s outside legal counsel and other advisors. The Committee has the power to retain separate outside counsel or other advisors, different from the Company’s regular outside counsel and advisors, and will receive adequate funding from the Company to engage such counsel and advisors.

We urge the Nominating Committee to do what is best for all stockholders in this critical time for the Company and not renominate Manouch or Mark Moshayedi to the Board.

Sincerely,

BALCH HILL PARTNERS, L.P.

By:	Balch Hill Capital, LLC, its general partner

By:	/s/ Simon J. Michael
	Name:	Simon J. Michael
	Title:	Manager

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Balch Hill Partners, L.P., a Delaware limited partnership (“Balch Hill Partnership”), together with the other Participants (as defined below), has filed with the Securities and Exchange Commission (“SEC”), a preliminary proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of shareholders of STEC, Inc., a California corporation (the “Company”).

BALCH HILL PARTNERSHIP STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL-FREE AT (877) 285-5990 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are Balch Hill Partnership, Balch Hill Capital, LLC, a Delaware limited liability company (“Balch Hill”), Simon J. Michael, (“Mr. Michael” and, together with the Balch Hill Partnership and Balch Hill, the “Balch Hill Entities”), Potomac Capital Partners L.P., a Delaware limited partnership (“PCP I”), Potomac Capital Management, L.L.C., a New York limited liability company (“Potomac Management I”), Potomac Capital Partners II, L.P., a Delaware limited partnership (“PCP II”), Potomac Capital Management II, L.L.C., a Delaware limited liability company (“Potomac Management II”), Potomac Capital Partners III, L.P., a Delaware limited partnership (“PCP III”), Potomac Capital Management III, L.L.C., a Delaware limited liability company (“Potomac Management III”), Paul J. Solit (“Mr. Solit”), Eric Singer (“Mr. Singer” and, together with PCP I, Potomac Management I, PCP II, Potomac Management II, PCP III, Potomac Management III, and Mr. Solit, the “Potomac Entities”), Martin Colombatto, Adam Leventhal, Clark Masters, Mark Schwartz, Dilip Singh, and Bernard Xavier (collectively, the “Participants”).

As of the date hereof, the Participants collectively own an aggregate of 4,594,485 shares of common stock of the Company, consisting of the following: (1) 4,100,000 shares owned directly by the Balch Hill Entities, (2) 408,170 shares owned directly by the Potomac Entities,  (3) 49,000 shares owned directly by Mr. Colombatto, including 4,000 shares of common stock of the Company which are held in a trust for Mr. Colombatto’s child who shares the same household, (4) 2,100 shares owned by Mr. Leventhal, (5) 1,200 shares owned by Mr. Masters, (6) 3,725 shares owned by Mr. Schwartz, (7) 20,000 shares owned by Mr. Singh, and (8) 10,290 shares owned by Mr. Xavier.   Balch Hill is the general partner of, and investment adviser to, the Balch Hill Partnership.  Mr. Michael is the sole manager of Balch Hill.   Potomac Management I is the general partner of PCP I.  Potomac Management II is the general partner of PCP II.  Potomac Management III is the general partner of PCP III.  Mr. Solit is the managing member of Potomac Management I and co-managing member of each of Potomac Management II and Potomac Management III.  Mr. Singer is the co-managing member of each of Potomac Management II and Potomac Management III.

Contact:

Simon J. Michael
Balch Hill Partners, L.P.
(415) 474-7055

Geoff Sorbello/Charles Garske
Okapi Partners LLC
(212) 297-0720 or (877) 566-1922